Exhibit 99.2

Alexion Pharmaceuticals Initiates Enrollment in Pivotal Phase III PRIMO-CABG-2 Trial

- Enrollment also Initiated in Pivotal Phase III APEX-AMI Trial -

CHESHIRE, Conn., July 20 /PRNewswire-FirstCall/ — Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) announced today that they and their collaboration partner for pexelizumab, Procter & Gamble Pharmaceuticals, Inc. (P&GP), have initiated patient enrollment for the pivotal Phase III PRIMO-CABG-2 trial in patients undergoing coronary artery bypass graft surgery. Alexion reported on June 14th that they, together with P&GP, had reached agreement with the FDA on the design for the PRIMO-CABG-2 study under the Special Protocol Assessment (SPA) process. It is expected that, if successful, this trial will complete the filing package that will serve as the primary basis of review for the approval of a Biologics License Application for the CABG indication.

The “Pexelizumab for Reduction of Infarction and MOrtality in Coronary Artery Bypass Graft surgery” (PRIMO-CABG-2) pivotal Phase III trial, will examine the effects of pexelizumab on the composite endpoint of death or myocardial infarction at 30 days post procedure in moderate to high risk CABG surgery patients with or without concomitant valve surgery during cardiopulmonary bypass. The study is expected to enroll approximately 4,000 patients in North America and Europe over the next 12-15 months. PRIMO-CABG-2 represents the second Phase III clinical trial conducted in CABG patients. Alexion and P&GP are jointly executing the trial.

In addition, enrollment was initiated in the pivotal Phase III APEX-AMI trial in patients experiencing acute myocardial infarction treated with primary percutaneous intervention (PCI). The “Assessment of PEXelizumab in Acute Myocardial Infarction” (APEX-AMI) pivotal Phase III trial, will examine the effects of pexelizumab on death at 90 days post procedure in patients undergoing percutaneous intervention for acute myocardial infarction. The study is expected to enroll approximately 8,500 patients in North America, Europe, Australia and New Zealand over the next 24-36 months. APEX-AMI represents the first Phase III trial of pexelizumab in patients experiencing acute myocardial infarction. Initiation of this study triggers a milestone payment to Alexion from P&GP. Alexion and P&GP are jointly executing the trial.

“Having completed the SPA process, we are pleased to be moving quickly to the enrollment of patients in these studies,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “Of particular importance is the initiation of the PRIMO-CABG-2 study, which we will strive to complete in the second half of 2005 and which is designed to provide data which, if positive, will provide a solid basis to support a biological license application for the CABG indication.”

If approved, pexelizumab would represent the first of a new class of anti-inflammatory therapeutics (terminal complement inhibitors) for patients undergoing CABG surgery and for patients undergoing PCI for acute myocardial infarction.

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including cardiovascular and autoimmune disorders, inflammation and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs. Alexion has completed a Phase III clinical study with pexelizumab in coronary artery bypass graft (CABG) surgery patients undergoing cardiopulmonary bypass (CPB), and two large Phase II studies with pexelizumab in acute myocardial infarction (AMI) patients. The Phase III trial and the Phase II trials were conducted in collaboration with Procter and Gamble Pharmaceuticals. Separately, under the Special Protocol Assessment process, the FDA has agreed to protocols for the Phase III pivotal trials of pexelizumab in CABG patients undergoing CPB and in AMI patients treated with primary percutaneous intervention. In addition to pexelizumab, eculizumab has completed a pilot clinical trial for the treatment of paroxysmal nocturnal hemoglobinuria (PNH). Under the Special Protocol Assessment process, the FDA has agreed to protocols for the two trials constituting the pivotal Phase III program of eculizumab in PNH. Eculizumab is also in Phase II clinical development in rheumatoid arthritis and membranous nephritis. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: http://www.alexionpharm.com.

This news release contains forward-looking statements. Such statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including the results of pre-clinical or clinical studies (including termination or delay in clinical programs), the need for additional research and testing, delays in arranging satisfactory manufacturing capability, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals for development and commercialization of pexelizumab, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended July 31, 2003 and in our other filings with the Securities and Exchange Commission. P&GP retains the development rights and the termination rights discussed in Alexion’s Form 10-K and other filings referred to above. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

Contacts:

Leonard Bell, M.D.

Alexion Pharmaceuticals, Inc.

Chief Executive Officer

(203) 272-2596

Euro RSCG Life NRP

Ernie Knewitz (Media)

(212) 845-4253

Rx Communications

Rhonda Chiger (Investors)

(917) 322-2569